Exhibit 99.1

Helix TCS Acquires California-Based Security Business for Expansion

Denver, CO. (April 4, 2019) - Helix TCS, Inc. (OTCQB: HLIX) (the “Company”), a leading provider of critical infrastructure services to the legal cannabis industry, has acquired Tan’s International Security (“Tan’s”), a California-based, veteran-owned security business that is licensed to provide physical security guards and perform digital security system installs in the state of California. The terms of the transaction provide for Helix to pay to the shareholders of Tan’s cash and stock consideration of over $800,000 based on Helix’s closing price on Monday, April 1st.

“Our security vertical became the largest provider of security services to Colorado’s legal cannabis industry in only 3 years through a disciplined focus on customer needs and excellence in operations,” said Zachary L. Venegas, Executive Chairman and CEO of Helix TCS, Inc. “We are confident that the acquisition of Tan's International will support Helix TCS in our continued expansion into California.”

“With this acquisition, we are pleased that our operations will be in the hands of a team that we believe can take it to the next level, “said Rocky Tan, Owner and Founder of Tan’s International Security. “As we employ exclusively veterans and former field professionals, it’s reassuring to have the support of a veteran owned and operated company that will uphold our values and maintain our high standard of service.”

About Tan’s International Security

Tan’s International Security is a California-based provider of licensed and insured security services, offering highly trained security professionals and a comprehensive approach to business security. Its team is comprised of former military, law enforcement, and private security professionals with team members fluent in Chinese and Spanish.

About Helix TCS, Inc.

Helix TCS, Inc. (OTCQB: HLIX) is a leading provider of critical infrastructure services, helping owners and operators of licensed cannabis businesses stay competitive and compliant while mitigating risk. Through its proprietary technology suite and security services, Helix TCS provides comprehensive supply chain management, compliance tools, and asset protection for any license type in any regulated cannabis market. Helix TCS’ products reach over 2,000 customer locations in 34 states and 6 countries and has processed over $18 billion in cannabis sales. For more information on Helix TCS and to sign up for investor updates, visit us at www.helixtcs.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to fund our operations and pay any outstanding debt; fluctuations in our financial results; general economic risks; the volatile nature of the market for our products and services and other factors that could impact our anticipated growth; our ability to manage our growth; changes in laws and regulations regarding the cannabis industry and service providers in the cannabis industry; reliance on key personnel; our ability to compete effectively; security and other risks associated with our business; intellectual property risks; and other risk factors set forth from time to time in our SEC filings. Helix TCS assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Media Contact:
Jeff Gonring
Helix TCS, Inc.
303-324-1022
press@helixtcs.com

IR Contact:
Scott Ogur
Helix TCS, Inc.
ir@helixtcs.com